UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

______________________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): July 18, 2007

______________________________

NEW WORLD BRANDS, INC.
(Exact name of registrant as specified in its charter)

       Delaware                                                    033-91432                                   02-0401674
 (State or other jurisdiction                 (Commission                   (IRS Employer
     of incorporation)               File Number)                            Identification No.)

340 West Fifth Avenue, Eugene, Oregon 97401
(Address of principal executive offices)

(541) 868-2900
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

❒ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

❒ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

❒ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

❒ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On July 18, 2007, New World Brands, Inc. (the “Registrant”) and TELES AG Informationstechnologien (the “Purchaser”) entered into a preliminary agreement (the “Preliminary Agreement”) to form a sale and purchase agreement.  The completion of the transaction, which is currently anticipated to close on or about July 24, 2007, is subject to the approval of the Registrant’s board of directors and the Purchaser’s supervisory board, as well as other customary closing conditions.  The transaction is intended to have an effective date, for accounting purposes, of July 1, 2007.

Pursuant to the Preliminary Agreement, the Registrant intends to sell all of the outstanding capital stock of its wholly-owned subsidiary, IP Gear Ltd. (“IP Gear”), to the Purchaser for a purchase price consisting of: (i) a payment of $1.5 million at closing and (ii) an earn out equal to 10% of the Purchaser’s worldwide revenues (including revenues of the Purchaser’s affiliates) within the CPE Product Line (as defined in the Preliminary Agreement) for a period of four years after closing.  Such earn out shall not be less than $750,000 (the “Minimum Earn Out”).  The Minimum Earn Out shall be paid in quarterly amounts of $46,875, each quarterly payment due within 90 days of the close of the quarter, commencing with the quarter ending September 30, 2007.  In the event the Minimum Earn Out is exceeded, the differential amount is due within 90 days after June 30, 2008, 2009, 2010 and 2011.

The Preliminary Agreement also contains representations, warranties and indemnities of the Registrant and the Purchaser that are customary in a transaction involving the sale of a subsidiary.

With certain exceptions, commencing on the date of the closing and until the second anniversary of the closing, the Registrant has agreed not to, or cause any of its affiliates to, engage in any research and development or manufacturing activities competitive with those conducted by IP Gear. Furthermore, commencing on the date of closing, the Registrant has agreed not to, or cause any of its affiliates to, engage in the sale, distribution, marketing and services of products that may compete with certain products of the Purchaser. In addition, with certain exceptions, commencing one year after the date of closing, and effective for a period of time relative to the grant of exclusive distribution rights to the Registrant pursuant to the partner contract described below, the Registrant has agreed not to, or cause any of its affiliates to, engage in the sale, distribution, marketing and services of products that may compete with products of IP Gear.

At the closing, the parties shall enter into a partner contract, relating to the distribution, sale and marketing of products of the Purchaser and IP Gear, pursuant to which the Registrant will become the exclusive distributor of products of the Purchaser and IP Gear in North America.  In connection therewith, the Purchaser shall grant the Registrant a marketing subsidy in the amount of $200,000 per year for a period of two years (and for a third year, based on revenues, if agreed by the parties), and the Purchaser shall grant the Registrant an equipment purchase line of credit in the amount of $200,000, which may be increased based upon subsequent sales performance by the Registrant.

In addition, at the closing, the Purchaser shall grant the Registrant a line of credit in the amount of $1,000,000 pursuant to a separate loan agreement to be signed at closing.  The loan agreement shall have a four-year term, in which the Registrant is required to redeem the loan in 12 quarterly installments (beginning after the first year), with a fixed interest rate of 7% per annum.

The Preliminary Agreement is governed by the laws of Germany.

A copy of the Preliminary Agreement is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

A copy of the Registrant’s press release, announcing its Preliminary Agreement to sell its IP Gear subsidiary to the Purchaser, is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01                      Financial Statements and Exhibits.

(d)  Exhibits

Exhibit No.            Description

10.1	Preliminary Agreement, dated July 18, 2007, between New World Brands, Inc. and TELES AG Informationstechnologien.

99.1	Press Release, dated July 19, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

        NEW WORLD BRANDS, INC.

        By:   /s/ M. David Kamrat
             Name:  M. David Kamrat
             Title:    Chief Executive Officer

Date:   July 20, 2007